Exhibit 10.5

UTSTARCOM, INC.

INVOLUNTARY TERMINATION SEVERANCE AGREEMENT

This Involuntary Termination Severance Agreement (the “Agreement”) is made and entered into effective as of February 1, 2010 (the “Effective Date”), by and between Jack Lu (the “Employee”) and UTStarcom, Inc., a Delaware corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Section 1 below.

RECITALS

A.                                    The Company desires to retain the services of the Employee, and the Employee desires to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement and the offer letter dated February 1, 2010 (the “Offer Letter”).

B.                                    The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its shareholders to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company.

AGREEMENT

In consideration of the mutual covenants herein contained and the employment of Employee by the Company, the parties agree as follows:

1.                                      Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)                                 Cause.  “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of the Employee, (ii) Employee’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Employee which constitutes misconduct and is injurious to the Company, and (iv) continued willful violations by the Employee of the Employee’s obligations to the Company after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his duties.

(b)                                 Good Reason. “Good Reason” shall mean, without the Employee’s express written consent, (i) a significant reduction of the Employee’s duties, position or responsibilities relative to the Employee’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with comparable duties, position and responsibilities; provided, however, that the sole occurrence of the Company being acquired and made part of a larger entity shall not constitute a “Good Reason;” (ii) a reduction by the Company of the Employee’s base salary as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee compensation or benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; (iv) the relocation of the Employee to a facility or a location where such relocation increases the distance the Employee must travel to work by more than thirty (30) miles from the Employee’s commute prior to the relocation; (v) any purported termination of the Employee by the Company which is not effected for Cause or for which the grounds relied upon are not valid; or (vi) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 8 below.  For purposes of clarification, if the Employee does not become CEO within the time period set forth in the Offer Letter, then that will be considered a significant reduction of the Employee’s duties, position or responsibilities under clause (i), unless prior to that time the Employee’s employment with the Company is terminated for Cause or he resigns without Good Reason.

(c)                                  Involuntary Termination. “Involuntary Termination” shall mean any termination (other than a termination for Cause) of the Employee by the Company.

(d)                                 Termination Date. “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder.

2.                                      At-Will Employment. The Company and the Employee acknowledge that subject to the provisions of this Agreement, the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination, unless otherwise required by applicable laws and regulations.

3.                                      Severance Benefits.  If the Employee’s employment with the Company terminates as a result of a Good Reason or an Involuntary Termination during the term of this Agreement, then the Employee shall be entitled to the following severance benefits:

(a)                                 an amount equal to 70% of twelve (12) months of the Employee’s base salary as in effect as of the Termination Date, less applicable withholding, payable in a lump sum within thirty (30) days of the Termination Date;

(b)                                 an amount equal to one hundred percent (100%) of Employee’s full annual performance target bonus for the year in which the termination occurs, payable in a lump sum within thirty (30) days of the Termination Date;

(c)                                  all equity awards, including without limitation stock option grants, restricted stock and stock purchase rights, granted by the Company to the Employee shall become fully vested or released from the Company’s repurchase right (if any shares of stock purchased by or granted to the Employee remain subject to such repurchase right) and exercisable as of the date of the termination to the extent such equity awards are outstanding and unexercisable or unreleased at the time of such termination.  The Employee’s equity awards shall be exercisable until the earliest of (a) twelve (12) months from the Termination Date, (b) the latest date the equity award could have expired by its original terms under any circumstances, (c) the tenth (10th) anniversary of the original date of grant of the equity award, or (d) the date provided for under the equity plan under which the award was granted;

(d)                                 all Employee’s outstanding restricted cash awards, if any, shall become fully vested, payable in a lump sum within thirty (30) days of the Termination Date; and

(e)                                  an amount equal to twelve (12) months of health insurance premiums at the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Employee on the day immediately preceding the day of the Employee’s termination of employment, payable within thirty (30) days of the date of termination.

It is the intent of the parties that the terms of this Agreement will be inclusive of, and satisfy all the Company’s (and its affiliates’) severance obligations after the termination of the Employee’s employment with the Company, including, without limitation, any severance to which the Employee may be entitled pursuant to applicable law.  In this respect, any amounts due and owing hereunder will first be used to offset any amounts that the Company (or its affiliates) may otherwise owe to the Employee under applicable laws in connection with his termination.

4.                                      Other Terminations. For avoidance of doubt, if the Employee’s employment with the Company terminates as a result of Cause or the Employee resigns without Good Reason, then the Employee shall not be entitled to receive severance or other benefits hereunder, except those benefits required to be provided by law.

5.                                      Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

6.                                      Release and Non-Disparagement Agreement. As a condition to receiving severance or other benefits under this Agreement, Employee will be required to sign a waiver and release of all claims arising out of his Involuntary Termination or separation for Good Reason and an agreement not to disparage the Company, its directors, or its executive officers, in a reasonable form satisfactory to the Company; provided, however, Employee will not be required to waive or release any rights related to the Company’s indemnification obligations or that arise under the Company’s D&O insurance coverage.

7.                                      Successors.

(a)                                 Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b)                                 Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.                                      Notices.

(a)                                 General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)                                 Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section.  Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than thirty (30) days after the giving of such notice).  The Company may, in its discretion, pay Employee in lieu of notice.  The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

9.                                      Arbitration.

(a)                                 Arbitration.  In consideration of Employee’s employment with the Company, its promise to arbitrate all employment-related disputes, and Employee’s receipt of the compensation, pay raises, and other benefits paid to Employee by the Company, at present and in the future, Employee agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from Employee’s employment with the Company or the termination of Employee’s employment with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the arbitration rules set forth in applicable law of Hong Kong.  Disputes that Employee agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims, as well as all such statutes and decrees under the laws of Hong Kong.  Employee further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Employee.

(b)                                 Procedure.  Employee agrees that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its employment arbitration rules & procedures (the “JAMS rules”).  Employee agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, and motions to dismiss and demurrers, prior to any arbitration hearing.  Employee agrees that the arbitrator shall issue a written decision on the merits.  Employee also agrees that the arbitrator shall have the power to award any remedies available under applicable law, and that the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law.  Employee agrees that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof.  Employee understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Employee shall pay any initial filing fees associated with any arbitration that Employee initiates, but only so much of the filing fees as Employee would have instead paid had Employee filed a complaint in a court of law.  Employee agrees that the arbitrator shall administer and conduct any arbitration in accordance with Hong Kong procedural and substantive law, without reference to rules of conflict of law.  To the extent that the JAMS rules conflict with Hong Kong law, Hong Kong law shall take precedence.  Employee agree that any arbitration under this Agreement shall be conducted in Hong Kong.

(c)                                  Remedy.  Except as provided by applicable law and this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between Employee and the Company.  Accordingly, except as provided by applicable law and this Agreement, neither Employee nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.

(d)                                 Administrative Relief.  Employee understands that this Agreement does not prohibit Employee from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board.  This Agreement does, however, preclude Employee from pursuing court action regarding any such claim, except as permitted by law.

(e)                                  Voluntary Nature of Agreement.  Employee acknowledges and agrees that Employee is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Employee further acknowledges and agrees that Employee has carefully read this Agreement and has asked any questions needed to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that Employee is waiving Employee’s right to a jury trial.  Finally, Employee agrees that he has been provided an opportunity to seek the advice of an attorney of Employee’s choice before signing this Agreement.

10.                               Miscellaneous Provisions.

(a)                                 No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b)                                 Waiver.  No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                                  Integration. This Agreement, together with the Offer Letter between Employee and the Company and any outstanding restricted cash agreements and equity award agreements referenced herein represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement, any restricted cash agreement and equity award agreements.

(d)                                 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Hong Kong, with the exception of its conflict of laws provisions.

(e)                                  Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)                                   Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income, employment and other taxes required to be withheld by the Company (or any of its affiliates) pursuant to applicable laws.

(g)                                  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(h)                                 No Representations. The Employee represents that he has had the opportunity to consult with his attorneys and tax advisors, and has carefully read and understands the scope, effect and potential tax consequences of the provisions of this Agreement. The Employee represents that he is not relying on the Company for any tax advice.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	UTSTARCOM, INC.

	By:	/s/ PETER BLACKMORE

	Title:	Chief Executive Officer

EMPLOYEE:	/s/ JACK LU
Signature

Jack Lu
Printed Name

SIGNATURE PAGE TO

INVOLUNTARY TERMINATION SEVERANCE AGREEMENT